Exhibit 5.1

Matheson LLP Solicitors 70 Sir John Rogerson’s Quay Dublin 2 Ireland D02 R296

	T +353 1 232 2000 W www.matheson.com	F +353 1 232 3333 DX 2 Dublin

Aon plc

Metropolitan Building

James Joyce Street

CA 94063

United States of America

Our ref FBO/AOC 659500-45	20 November 2023

Dear Sirs

Registration Statement on Form S-8 filed by Aon plc

We are acting as Irish counsel to Aon plc, a public limited company incorporated under the laws of Ireland (company number 604607) (the “Company”) in connection with its filing, on the date hereof, of a registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”), with respect to the registration by the Company of an additional 3,800,000 class A ordinary shares with a nominal value of $0.01 per share in the capital of the Company (“Class A Ordinary Shares”) that may become issuable under the Aon plc 2011 Incentive Plan, as amended and restated effective April 19, 2023 (the “Plan”).

In connection with this Opinion, we have reviewed the corporate resolutions, records, agreements, searches and other documents listed in Schedule 1 of this Opinion (collectively, the “Documents”).

Based on the foregoing, in reliance on the Documents and subject to the assumptions, qualifications and limitations set out in this Opinion, we are of the opinion that the Class A Ordinary Shares, when issued pursuant to the terms of the Plan (including any applicable and duly authorised award agreement under the Plan), will be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such shares are not subject, solely by virtue of their shareholding, to calls for additional payments of capital on such shares).

For the purposes of this Opinion, we have assumed: (i) the truth and accuracy of the contents of all documents and searches reviewed as to factual matters, but have made no independent investigation regarding such factual matters, (ii) all signatures, initials, seals and stamps contained in, or on, all documents submitted to us are genuine, (iii) all documents submitted to us as originals are authentic and complete and that all documents submitted to us as copies (including without limitation any document submitted to us as a .pdf (or any other format) attachment to an email) are complete and

Managing Partner: Michael Jackson - Chairperson: Patrick Spicer - Partners: Sharon Daly, Ruth Hunter, Tony O’Grady, Tara Doyle, Anne-Marie Bohan, Turlough Galvin, Patrick Molloy, George Brady, Robert O’Shea, Joseph Beashel, Dualta Counihan, Deirdre Dunne, Fergus Bolster, Christian Donagh, Bryan Dunne, Shane Hogan, Nicola Dunleavy, Julie Murphy-O’Connor, Mark O’Sullivan, Brian Doran, John Gill, Joe Duffy, Pat English, Shay Lydon, Aidan Fahy, Niamh Counihan, Gerry Thornton, Liam Collins, Darren Maher, Michael Byrne, Philip Lovegrove, Rebecca Ryan, Catherine O’Meara, Elizabeth Grace, Alan Keating, Alma Campion, Brendan Colgan, Garret Farrelly, Rhona Henry, April McClements, Gráinne Denver, Rory McPhillips, Michelle Ridge, Sally-Anne Stone, Matthew Broadstock, Emma Doherty, Leonie Dunne, Stuart Kennedy, Brian McCloskey, Madeline McDonnell, Barry O’Connor, Karen Reynolds, Kevin Smith, Barry McGettrick, Kate McKenna, Donal O’Byrne, David O’Mahony, Russell Rochford, Gráinne Callanan, Geraldine Carr, Brian Doohan, Richard Kelly, Yvonne McWeeney, Mairéad Ni Ghabháin, Vahan Tchrakian, Kieran Trant, Deirdre Crowley, Philip Tully, David Jones, Susanne McMenamin, David Fitzgibbon, Cillian O’Boyle, Angela Brennan, Louise Dobbyn, Catriona Cole, Paul Carroll, Stephen Gardiner, Caroline Austin, Sandra Lord, Caroline Kearns, Rory O’Keeffe, Davinia Brennan, Tomás Bailey, Ailbhe Dennehy, William Foot, Kevin Gahan, Anthony Gaskin, Sarah Jayne Hanna, Elaine Long, Vincent McConnon, Justine Sayers, Sean Scally, Calum Warren, Daniel Peart, Carlo Salizzo, Karen Sheil, Niall Collins, Niamh Mulholland, Maireadh Dale, Aisling Kavanagh, Alan Bunbury, Conor Blennerhassett, Dara Higgins, Enda Garvey, Eunan Hession, Grainne Boyle, Hilda Wrixon, Ian O’Mara, Michelle Daly, Orlaith Finan, Robert Barrett, Robert Maloney-Derham, Finnbahr Boyle, Lorcan Keenan.

Tax Principal: Catherine Galvin - Senior Tax Principal: John Ryan - General Councel: Dermot Powell.

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conform to the originals of such documents, and the originals of such documents are authentic and complete, (iv) at the time of the allotment and issue of any Class A Ordinary Shares pursuant to the terms of the Plan, the Company will have a sufficient number of authorised but unissued class A ordinary shares, nominal value $0.01 per share, in its share capital (being at least equal to the number of Class A Ordinary Shares to be allotted and issued), (v) at the time of the allotment and issue of any Class A Ordinary Shares (or the grant of any right to subscribe for, or convert any security into, Class A Ordinary Shares (a “convertible right”)) pursuant to the terms of the Plan, to the extent required, (A) the directors of the Company will, in accordance with section 1021 of the Companies Act 2014 of Ireland, as amended, (the “Companies Act”), have been generally and unconditionally authorised by the shareholders of the Company to allot a sufficient number of “relevant securities” (within the meaning of that section) (being at least equal to the number of Class A Ordinary Shares the subject of such allotment and issuance or grant of a convertible right) and (B) the directors of the Company will, in accordance with section 1023 of the Companies Act, have been empowered by the shareholders of the Company to allot and issue such Class A Ordinary Shares or grant convertible rights as if section 1022(1) thereof did not apply to such allotment and issuance or grant, (v) where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company in accordance with the requirements of section 1078 of the Companies Act, (vi) the full consideration for all Class A Ordinary Shares to be allotted and issued pursuant to the Plan will have been received by the Company prior to the issuance of such Class A Ordinary Shares, (vii) no Class A Ordinary Shares will be allotted and issued pursuant to the Plan for less than their nominal value, (viii) no Class A Ordinary Shares will be allotted and issued pursuant to the Plan for consideration other than cash unless permitted by the Committee (as defined in the Plan), except as may be prohibited by applicable law, (ix) no Class A Ordinary Shares will be allotted and issued other than pursuant to a resolution of the board of directors of the Company or a duly authorised committee thereof, and (x) the Company shall not give any financial assistance, as contemplated by sections 82 and 1043 of the Companies Act for the purpose of any acquisition of any Class A Ordinary Shares pursuant to the Plan, save as permitted by, or pursuant to an exemption to, the said sections 82 and 1043.

This Opinion is based upon, and limited to, the laws of Ireland as is in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. For the avoidance of doubt, Ireland does not include Northern Ireland and the laws of Ireland do not include the laws in force in Northern Ireland. We have assumed without enquiry that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinion as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to Matheson therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

www.matheson.com

Schedule 1

Documents

1.

Copies of the certificate of incorporation, certificate of incorporation on re-registration as a public limited company and certificate of incorporation on change of name of the Company, dated 23 May 2017, 13 March 2020 and 31 October 2019, respectively, on file with the Companies Registration Office in Dublin (the “CRO”).

2.	Copy of the constitution of the Company, comprised of its memorandum of association and articles of association, as amended on 2 June 2021, on file with the CRO.

3.	Copy of the unanimous written resolutions of the directors of the Company passed on 19 April 2023, certified by the secretary of the Company to be true and complete.

4.

Copy of the minutes of a meeting of the shareholders of the Company held on 16 June 2023, certified by the secretary of the Company to be true, complete and containing all resolutions passed at that meeting.

5.	A copy of the Plan certified by the secretary of the Company to be true and complete.

6.	The final form Registration Statement to which this Opinion is to be filed as an exhibit.

7.

Searches carried out by independent law researchers on our behalf against the Company on 20 November 2023 in: (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the CRO (the “Searches”).

8.

A certificate issued by the secretary of the Company dated the date of this Opinion, attaching a copy of each of the documents listed in paragraphs 3, 4 and 5, above, of this Schedule 1 and certifying certain other matters as set out therein, on which we have relied for the purpose of this Opinion (the “Certificate”).

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